Exhibit 99.1

F O R    I M M E D I A T E    R E L E A S E

Apogee Investor Contact:
Paul J. Murphy
Chief Financial Officer and Vice President of Finance
Telephone: (781) 551-9450

Apogee Reports Completion of In Vivo Proof-of-Concept Studies and Filing of U.S. Patent Application

NORWOOD, Mass. (April 30, 2008) — Apogee Technology, Inc. (ATCS.OB) (the “Company”), which is developing PyraDerm™ , a proprietary intradermal drug delivery system for vaccines and other pharmaceuticals, and IntellaPAL™, a proprietary sensor based health monitoring system for the elderly care market, today reported  the completion of in vivo proof-of-concept studies and the filing of a new U.S. patent application relating to its intradermal drug delivery technology. The patent application encompasses formulations and compounds that can be instrumental in the development of efficient intradermal vaccines.

Dr. Alexander K. Andrianov, Apogee’s Vice President of Research and Development, said:

“The new patent application is filed on the basis of findings obtained in our in vivo proof-of-concept studies. We believe the results of the just completed trials validate the feasibility of our microneedle delivery technology in an important animal model and provide directions towards creating new generation systems for intradermal vaccine delivery. The patent application is designed to protect formulations and compounds capable of improving both the device production technology and the efficacy of intradermal vaccines. Expectations are that the new findings will favorably situate the Company in the field of intradermal vaccine delivery and strengthen its competitive position. This filing is an important additional step in building a robust intellectual property position.”

About Apogee Technology, Inc.

Apogee Technology, Inc. is developing PyraDerm™, a proprietary intradermal delivery system for vaccines and pharmaceutical agents for the treatment and prevention of local and systemic conditions. PyraDerm™

incorporates structured solid-state formulations designed to penetrate the outer layer of the skin and then release the agent in a controlled manner. The Company is also developing and commercializing IntellaPAL™, a proprietary sensor based health monitoring system for the elderly care and other markets that it intends to produce and market to individuals and health organizations. For more information please visit our web site at: http://www.apogeebio.com.

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PyraDerm™, Sensilica® and IntellaPAL™ are trademarks of Apogee Technology, Inc.  All other product names noted herein may be trademarks of their respective holders.

Certain statements made herein that use the words “anticipate,” “may,” “hope,” “estimate,” “project,” “will,” “intend,” “plan,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve those oriented to the Company’s continued trading status, capital raising transactions and its interaction with future quotation or listing services in addition to those related to the design, development and production efforts of our PyraDerm™, Sensilica® and IntellaPAL™ technologies, known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the Company to be materially different from those that may be expressed or implied.  Please refer to the company’s risk factors as set forth in the Company’s filings with the Securities and Exchange Commission, including its report on Form 10-KSB, as amended, for the year ended December 31, 2007.